Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Don Danks, Chairman and CEO	Kirsten Chapman
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	kirsten@lhai-sf.com

iMergent Nominates Two New BOD members

 — Annual Meeting of Stockholders to be held on November 15, 2006 —

OREM, Utah, October 5, 2006 — iMergent, Inc., (AMEX: IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, today announced two nominations for the Board of Directors at the company’s upcoming Annual Meeting of Stockholders to be held on November 15, 2006 at the company’s headquarters at 745 East Technology Avenue in Orem, Utah

Craig W. Rauchle, 51, currently serves as the President and Chief Operating Officer of Inter-Tel Inc. (NASDAQ: INTL)  in Tempe, AZ. .Todd A. Goergen, 34, is the Managing Member of Ropart Asset Management, LLC (“RAM”), a direct investment fund company that makes direct investments in small to mid-size companies, and a Managing Member of Ropart Investments, LLC, a private investment partnership.

Don Danks, chairman and chief executive officer, stated “Craig brings over 30 years of substantial business and marketing experience while Todd is a seasoned value investor with over 12 years of experience in corporate development and capital markets.  We are very excited about bringing people with this level of operational and Wall Street experience to our Board.  We believe they will make a substantial and positive impact to our Company.”

Rauchle was elected President in April 2005 and appointed Chief Operating Officer in August 2001, and is currently responsible for Inter-Tel’s sales and sales support functions, marketing, procurement, distribution, and research and development activities.  Rauchle was also Senior Vice President and continues as President of Inter-Tel Technologies, Inc., a wholly-owned subsidiary.  Rauchle joined Inter-Tel in 1979 as Branch General Manager of the Denver Direct Sales Office and, in 1983, was appointed the Central Region Vice President and subsequently the Western Regional Vice President.  From 1990 to 1992, Rauchle served as President of Inter-Tel Communications, Inc.  Rauchle holds a Bachelor of Arts degree in Communications from the University of Denver.

Goergen was the Director of Acquisitions and Corporate Development at Blyth, Inc. between 1999 and 2000.  He was an Associate/Analyst in the Mergers and Acquisitions Group of Donaldson, Lufkin & Jenrette from 1994 to 1999.  Goergen received his degree in Economics and Political Science in 1994 from Wake Forest University.  He is a board member of Dimensions Holding, LLC, Genapure Corporation, Heads & Threads International, LLC, and US Personnel Inc.

Annual Meeting of Stockholders

iMergent, Inc, will hold its Annual Meeting of Stockholders on November 15, 2006 at the company’s headquarters at 745 East Technology Avenue in Orem, Utah.  All stockholders of record at the close of business on September 29, 2006 are entitled to vote at the meeting, in person or by proxy.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

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